EXHIBIT 10.3

April 17, 2019
Mr. Jason Pigott
_____________
_____________

Dear Jason:
I am very pleased to offer you the position of President for Laredo Petroleum, Inc. (the “Company”) and also to serve as a director on the Company’s Board of Directors with an initial term expiring at the Company’s 2020 Annual Meeting of Stockholders. This letter will formalize our previous discussions and has an effective date of employment to be no later than June 3, 2019 or earlier based on notification from you.
If you accept this offer, you will be employed by the Company in that capacity or such other capacity as you may be assigned from time to time. Your position will include whatever duties are assigned to you by Randy Foutch, Chairman and Chief Executive Officer, and you will report directly to him. Your employment will be at will, with the terms of your employment being outlined below:

1.
While you remain in this position, you will be paid an annual salary of $720,000 in accordance with the Company’s customary payroll practices. This salary may be adjusted from time to time at the Company’s discretion.

2.
You are eligible to participate in the Short-Term Incentive Plan; your target amount is 110% of your base salary. This is a discretionary plan and payouts are determined by both the Company’s and your individual performance.

3.
You will be eligible to participate in our Long-Term Incentive Program with a target of 485% of your base salary for 2019. This award will be comprised of 50% restricted stock and 50% in performance shares. The restricted shares have a three-year vesting schedule with 33% of the award vesting on the first day of the month following one year of employment, 33% following two years of employment, and the balance on the first day of the month following three years of employment. The performance shares will vest following the three-year performance period ending December 31, 2021. You will receive this award the first of the month after your hire date.

Both the Short-Term Incentive Plan and Long-Term Incentive Plan are reviewed and approved by the Compensation Committee of the Board of Directors and may change from year-to-year based on market conditions and/or Company performance.

4.
You will receive a new hire restricted stock award equal to $1,000,000. The restricted shares have a three-year vesting schedule similar to the schedule noted above under the Long-Term Incentive Plan design. This award will be made the first of the month following your hire date.

5.	You will receive a grant of Outperformance Share Units which are measured on the basis of absolute stock price over a three-year performance period, with a threshold award of

15 West 6th Street, Suite 900 Tulsa, Oklahoma 74119 (918) 513-4570 Fax: (918) 513-4571
www.laredopetro.com

Jason Pigott
April 17, 2019
Page Two

200,000 shares and a maximum award of 1,000,000 shares. Stock price measurement will be the highest 50 consecutive trading day average during the three-year performance period. All earned units are subject to a holding period prior to conversion to LPI equity (unit value taxed when converted to shares of stock).

•	1/3 of units convert to LPI stock at the conclusion of a three-year performance period

•	1/3 of units convert to LPI stock 12 months after the conclusion of the three-year performance period

•	1/3 of units convert to LPI stock 24 months after the conclusion after the conclusion of the three-year performance period.

6.
You will be paid a cash signing bonus of $1,250,000 within 30 days of the start of your employment. If you leave the Company for any reason within your first year of employment, then the entire bonus must be refunded to the Company. If you leave the Company for any reason after your first year of employment but before the second anniversary of your start date, then you must refund half of the bonus to the Company.

7.
You are also eligible to receive relocation benefits in accordance with our Company policy, which is enclosed. As part of the relocation agreement, if your employment with the Company is terminated for any reason prior to your first anniversary with the Company, all relocation-related expenses that have been paid on your behalf must be refunded.

8.	In this position, you will be eligible to participate in the Laredo Change-in-Control Plan and the Laredo Senior Officer Severance Plan as approved by the Board of Directors.

9.
This letter does not constitute a guarantee of employment for any specific term or in any specific capacity, and your employment will be subject to such policies as the Company may adopt from time to time.

Subject to the terms of the specific benefit plans and Company policies, you will be eligible for all other regular employee benefits offered to Laredo employees, which include: (i) medical, dental, vision and life insurance benefits, (ii) flexible spending/dependent care assistance plan , (iii) short-term and long-term disability coverage, (iv) optional additional life insurance and Reliance Standard critical care and accident insurance, (v) 200 hours of paid vacation per year which will be pro-rated based on your hire date, such vacation to be taken upon the approval of your immediate supervisor, (vi) up to 10 paid holidays during each calendar year, and (vii) the Company 401(k) Plan. You should be aware that our health benefits generally become effective on the first day of the month following your effective employment date.
This offer is contingent upon you successfully completing a drug and alcohol test, a driving record check and a background check in accordance with the Company’s normal employment policy. A member of the Human Resources Department will be in contact with you regarding arrangements.

Jason Pigott
April 17, 2019

Should you decide to accept our offer, please sign and return one copy of this letter to Laura Lundquist at the following address: 15 W. 6th Street, Suite 900, Tulsa OK, 74119. We have included an addressed and stamped envelope for you to use. The Company’s discussions relative to your employment are deemed to be confidential and fully incorporated herein. Acceptance of offer must be made on or before two weeks from the date of this letter or it is withdrawn.
As you are aware, we place considerable emphasis on choosing the proper person for this position. We are excited about Laredo and its potential for growth and the possibility of your contribution to our success. We look forward to your response.
Yours truly,

/s/ Randy Foutch

Randy Foutch
Chairman and Chief Executive Officer

attachments

I wish to accept the offer X

I wish to decline the offer

/s/ Mikell Jason Pigott            4/19/2019
(Signature)                (Date)